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                                                                     Exhibit 5.1
Piper Marbury Rudnick & Wolfe LLP
36 South Charles Street
Baltimore, Maryland 21201-3018
www.piperrudnick.com

PHONE (410) 539-2530
FAX (410) 539-0489

                               December 29, 1999

Columbia Bancorp
10480 Little Patuxent Parkway
Columbia, Maryland 21044

Ladies and Gentlemen:

     We have acted as counsel to Columbia Bancorp, a Maryland corporation (the "Company"), in connection with a Registration Statement on Form S-4 (Registration No. 333-91887) which was filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Registration Statement"), and which registers 2,642,225 shares of the Common Stock of the Company, par value $.01 per share (the "Shares"), to be issued to the holders of the Common Stock of Suburban Bancshares, Inc. ("Suburban") in connection with the merger of Suburban with and into the Company pursuant to the Agreement and Plan of Merger dated as of September 28, 1999, as amended (the "Merger Agreement").

     In rendering the opinion expressed herein, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the charter and by-laws of the Company, the proceedings of the Board of Directors of the Company relating to the authorization and issuance of the Shares, a Certificate of the Secretary of the Company (the "Certificate"), and such other statutes, certificates, instruments, and documents relating to the Company and matters of law as we have deemed necessary to the issuance of this opinion.

     In our examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and the accuracy and completeness of all public records reviewed by us. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action, corporate or other, and the valid execution and delivery by such parties of such documents and the validity, binding effect and enforceability thereof with respect to such parties. As to any facts material to this opinion which we did not independently establish or verify, we have relied solely upon the Certificate.

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     Based upon the foregoing, having regard for such legal considerations as we deem relevant, we are of the opinion and advise you that, upon issuance and delivery of the Shares upon the terms set forth in the Registration Statement, the Shares will have been duly and validly authorized and will be validly issued, fully-paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Registration Statement and the Proxy Statement/Prospectus which is a part thereof. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                              Very truly yours,

                              /s/ Piper Marbury Rudnick & Wolfe LLP

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